UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported): 07/20/2006

(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  0-8092

DE	94-1620407
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

323 Vintage Park Drive, Suite B, Foster City, California 94404
(Address of Principal Executive Offices, Including Zip Code)

(650) 212-2568
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 26, 2006, OXIS International, Inc. (“OXIS”) entered into a Renewal and Modification Promissory Note (“Renewal Note”) with Fagan Capital, Inc. Pursuant to the terms of the Renewal Note, OXIS is extending the Promissory Note which it issued to Fagan Capital on March 31, 2006, which had a principal amount of $400,000 with interest to accrue at annual rate of 8.0%. The Renewal Note is in a principal amount of $405,600 (the principal amount of the original Promissory Note plus the $5,600 of interest which accrued under the original Promissory Note. The effective date of the Renewal Note is June 2, 2006. No payments of interest or principal are required prior to the maturity date. The maturity date of the Renewal Note is June 1, 2007. The obligation to pay all unpaid principal and accrued interest will be accelerated upon an event of default, including, after October 31, 2006, failure to pay debt when due in an amount exceeding $300,000, or at any time, the bankruptcy of OXIS or related events. Pursuant to the Renewal Note OXIS covenants that, after October 31, 2006, it will not incur indebtedness, other than its current Bridge Bank loan and normal course trade debt, in excess of $1 million. OXIS also covenants that it will not pledge, grant or convey any new liens on its assets. The purpose of this loan is to provide the corporation with intermediate term financing as it seeks longer term financing. In conjunction with the issuance of the Renewal Note, on July 26, 2006 OXIS also issued to Fagan Capital a common stock purchase warrant to purchase 1,158,857 shares of common stock at an initial exercise price of $0.35 per share. The exercise price is adjustable pursuant to certain anti-dilution provisions and upon the occurrence of a stock split. The common stock purchase warrant has an effective date of June 2, 2006 and an expiry date of June 1, 2014. The parties are negotiating the terms of a Registration Rights Agreement covering the shares underlying the common stock purchase warrant.

The foregoing summary of the material terms of the Renewal Note and the common stock purchase warrant are qualified in their entirety by the text of the Renewal Note and common stock purchase warrant attached as Exhibit 10.1 and Exhibit 10.2 respectively to this Current Report on Form 8-K and incorporated herein by reference.

Item 1.01. Entry into a Material Definitive Agreement.

On July 20, 2005, OXIS entered into an Amendment #2 to the Exclusive License and Supply Agreement originally signed on September 28, 2004 with HaptoGuard, Inc. (“HaptoGuard”) pursuant to which OXIS agreed to allow up to three three-month extensions to HaptoGuard’s obligation to begin Phase II clinical trials with a licensed product upon the payment of $50,000 by HaptoGuard for each three-month extension. In addition, OXIS also agreed to change the timeline for initiation of Phase IIb clinical trials with a licensed product under the license agreement and agreed to allow the same extension arrangement for that milestone as well. To date OXIS has received one payment of $50,000 from HaptoGuard for extension of the initiation of Phase II clinical trials pursuant to this Amendment #2.

The foregoing summary of the material terms of the Amendment #2 to the Exclusive License and Supply Agreement is qualified in its entirety by the text of the Amendment #2 to the Exclusive License and Supply Agreement attached as Exhibit 10.3 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation.

Reference is made to the disclosures under Item 1.01 above.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.1 Renewal and Modification Promissory Note dated June 2, 2006.

10.2 Common Stock Purchase Warrant dated June 2, 2006

10.3 Amendment #2 to Exclusive License and Supply Agreement dated July 19, 2006

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

OXIS International, Inc.

Date: July 26, 2006	By:	/s/ Michael D. Centron
Michael D. Centron
Title: Chief Financial Officer